AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ultralife Corporation

(Exact name of registrant as specified in its charter)

Delaware	16-1387013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Technology Parkway Newark, New York	14513
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2004 Long-Term Incentive Plan

(Full title of the plan)

Michael D. Popielec

President and Chief Executive Officer

2000 Technology Parkway

Newark, New York 14513

(Name and address of agent for service)

(315) 332-7100

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey H. Bowen, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Tel: (585) 232-6500

Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.10 per share	900,000	$4.265	$3,838,500	$440

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.
(2)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Market as of January 24, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to Amendment No. 4 to the Ultralife Corporation Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) pursuant to which the Registrant’s shareholders on June 7, 2011 authorized an increase of 900,000 shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”) authorized to be issued pursuant to the Plan. The Plan was originally authorized to issue up to 750,000 shares of Common Stock together with such additional shares as remain available for issuance under the Company’s Amended and Restated 2000 Stock Option Plan, as amended, or shares which become available upon the lapse, expiration, termination or cancellation of outstanding stock options under the 2000 Stock Option Plan. The initial 750,000 shares of Common Stock were previously registered pursuant to a Form S-8 registration statement (File No. 333-117662). Pursuant to Amendment No. 1 to the Plan, approved by the Registrant’s shareholders on June 8, 2006, the number of shares of Common Stock authorized pursuant to the Plan was increased from 750,000 to 1,500,000 and those additional 750,000 shares were registered pursuant to a Form S-8 registration statement (File No. 333-136737). Pursuant to Amendment No. 3, approved by the Registrant’s shareholders on June 5, 2008, the number of shares of Common Stock authorized pursuant to the Plan was increased from 1,500,000 to 2,000,000 and those additional shares were registered pursuant to a Form S-8 registration statement (File No. 333-155349). Amendment No. 4 to the Plan increases the number of shares of Common Stock authorized under the Plan from 2,000,000 to 2,900,000. Pursuant to instruction E to Form S-8, the filing fee is being paid only with respect to the 900,000 shares of Common Stock covered by Amendment No. 4, which were not previously registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference into this registration statement:

1.	our annual report on Form 10-K for the year ended December 31, 2010;

2.	our Quarterly Reports on Form 10-Q for the three months ended March 29, 2011, for the three months and six months ended July 3, 2011, and for the three months and nine months ended October 2, 2011;

3.	our current reports on Form 8-K filed on January 21, 2011, May 26, 2011, June 2, 2011, June 9, 2011, July 5, 2011, December 9, 2011 and December 9, 2011 and our current report on Form 8-K/A filed July 19, 2011 and October 28, 2011 and only to the matters disclosed under Item 2.05 on the Form 8-K filed on March 10, 2011 and only to the matters disclosed under Item 8.01 on the Form 8-K filed on May 2, 2011; and

4.	the description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 33-54470), filed with the Securities and Exchange Commission on December 23, 1992.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

The Company’s Restated Certificate of Incorporation includes a provision by which the Company will indemnify to the fullest extent permitted by the GCL any director of the Company who is a party to any proceeding by reason of the fact that such person is a director or served as a director of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company. The Company’s board of directors is permitted under the Restated Certificate of Incorporation to contract in advance to indemnify any director.

In addition, we have purchased insurance policies which provide coverage for our directors and officers in certain situations where we cannot directly indemnify such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated 2004 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 99.2 to our Registration Statement on Form S-8, No. 333-117662.

4.2	Amendment No. 1 to Amended and Restated 2004 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 99.3 to our Registration Statement on Form S-8, No. 333-136737.

4.3	Amendment No. 2 to Amended and Restated 2004 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 99.4 to our Registration Statement on Form S-8, No. 333-155349.

4.4	Amendment No. 3 to Amended and Restated 2004 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 99.5 to our Registration Statement on Form S-8, No. 333-155349.

*4.5	Amendment No. 4 to Amended and Restated 2004 Long-Term Incentive Plan.

4.6	Amendment No. 5 to Amended and Restated 2004 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 26, 2011.

*5.1	Opinion of Harter Secrest & Emery LLP

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

*23.2	Consent of BDO USA, LLP

*	Exhibits filed with this registration statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Newark, State of New York, on January 30, 2012.

ULTRALIFE CORPORATION

/s/ Michael D. Popielec
Michael D. Popielec President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael D. Popielec	Director, President and Chief Executive Officer	January 30, 2012
Michael D. Popielec	(Principal Executive Officer)

/s/ Philip A. Fain	Chief Financial Officer and Treasurer	January 30, 2012
Philip A. Fain	(Principal Financial and Accounting Officer)

/s/ Steven M. Anderson	Director	January 30, 2012
Steven M. Anderson

/s/ Patricia C. Barron	Director	January 30, 2012
Patricia C. Barron

/s/ James A. Croce	Director	January 30, 2012
James A. Croce

/s/ Thomas L. Saeli	Director	January 30, 2012
Thomas L. Saeli

/s/ Robert W. Shaw II	Director	January 30, 2012
Robert W. Shaw II

/s/ Ranjit C. Singh	Director	January 30, 2012
Ranjit C. Singh

/s/ Bradford T. Whitmore	Director	January 30, 2012
Bradford T. Whitmore

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.5	Amendment No. 4 to Amended and Restated 2004 Long-Term Incentive Plan.

5.1	Opinion of Harter Secrest & Emery LLP

23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP